EXHIBIT (e)(1)(ii)

SCHEDULE I

BOFA FUNDS SERIES TRUST

1.	BofA California Tax-Exempt Reserves
2.	BofA Cash Reserves
3.	BofA Connecticut Municipal Reserves
4.	BofA Government Plus Reserves
5.	BofA Government Reserves
6.	BofA Massachusetts Municipal Reserves
7.	BofA Money Market Reserves
8.	BofA Municipal Reserves
9.	BofA New York Tax-Exempt Reserves
10.	BofA Tax-Exempt Reserves
11.	BofA Treasury Reserves

SCHEDULE II

	Shares
Fund	Investor II	Daily	Liquidity	Investor
BofA California Tax-Exempt Reserves	N/A	0.35%	0.25%	0.10%
BofA Cash Reserves	0.10%	0.35%	0.25%	0.10%
BofA Connecticut Municipal Reserves	N/A	N/A	N/A	0.10%
BofA Government Plus Reserves	0.10%	0.35%	0.25%	0.10%
BofA Government Reserves	0.10%	0.35%	0.25%	0.10%
BofA Massachusetts Municipal Reserves	N/A	N/A	N/A	0.10%
BofA Money Market Reserves	N/A	N/A	0.25%	N/A
BofA Municipal Reserves	N/A	0.35%	0.25%	0.10%
BofA New York Tax-Exempt Reserves	N/A	N/A	N/A	0.10%
BofA Tax-Exempt Reserves	N/A	0.35%	0.25%	0.10%
BofA Treasury Reserves	0.10%	0.35%	0.25%	0.10%